EXHIBIT 99.1

CoreCard Corporation Reports First Quarter 2023 Results

25% Increase in Services Revenue Year-over-Year

NORCROSS, Ga., May 04, 2023 (GLOBE NEWSWIRE) -- CoreCard Corporation (NYSE: CCRD) (“CoreCard” or the “Company”), the leading provider of innovative credit technology solutions and processing services to the financial technology and services market, announced today its financial results for the quarter ended March 31, 2023.

"CoreCard’s strong performance continued in the first quarter and resulted in total net revenue of $14.8 million which exceeded our expectations,” said Leland Strange, CEO of CoreCard. "Our significant top-line growth in services revenue was driven by 27% growth in professional services revenue and 34% growth in processing and maintenance revenue. As expected, we did not recognize any license revenue in the first quarter of 2023, as no new license tiers were achieved. As a reminder, we completed a large conversion in the first quarter of 2022 resulting in the significant license revenue for the first quarter of last year. We continue to see encouraging results from the ongoing investment in our platform and processing capabilities, and we continue to onboard new customers that value the features and functionality offered by the CoreCard platform.”

"Due to solid performance during the first quarter, we are reaffirming our 2023 services revenue growth expectations of approximately 10% and total license revenue in the range of $3 million to $7 million. The opportunity ahead of us is significant. CoreCard provides the gold standard in modern card issuing and remains a growth business focused on meeting the evolving needs of modern issuers while generating long-term value for our shareholders," concluded Strange.

Financial Highlights for the three months ended March 31, 2023

Total revenues in the three-month period ended March 31, 2023, was $14.8 million compared to $24.3 million in the comparable period in 2022.

In the following table, revenue is disaggregated by type of revenue for the three months ended March 31, 2023, and 2022:

	Three Months Ended
	March 31,
(in thousands)	2023	2022
License	$--	$12,489
Professional services	8,341	6,562
Processing and maintenance	5,430	4,060
Third party	985	1,173
Total	$14,756	$24,284

Income from operations was $1.8 million for the first quarter compared to income from operations of $11.8 million in the comparable prior year quarter.

Net income was $1.3 million for the first quarter compared to net income of $8.7 million in the comparable prior year quarter.

Earnings per diluted share was $0.15 for the first quarter compared to $1.00 in the comparable prior year quarter.

Investor Conference Call
The company is holding an investor conference call today, May 4, 2023, at 11 A.M. Eastern Time. Interested investors are invited to attend the conference call by accessing the webcast at https://www.webcast-eqs.com/corecard050423 or by dialing 1-877-407-0890. As part of the conference call CoreCard will be conducting a question-and-answer session where participants are invited to email their questions to questions@corecard.com prior to the call. A transcript of the call will be posted on the company’s website at investors.corecard.com as soon as available after the call.

The company will file its Form 10-Q for the period ended March 31, 2023, with the Securities and Exchange Commission today. For additional information about reported results, investors will be able to access the Form 10-Q on the company’s website at investors.corecard.com or on the SEC website, www.sec.gov.

About CoreCard

CoreCard Corporation (NYSE: CCRD) provides the gold standard card issuing platform built for the future of global transactions in an embedded digital world. Dedicated to continual technological innovation in the ever-evolving payments industry backed by decades of deep expertise in credit card offerings, CoreCard helps customers conceptualize, implement, and manage all aspects of their issuing card programs. Keenly focused on steady, sustainable growth, CoreCard has earned the trust of some of the largest companies and financial institutions in the world, providing truly real-time transactions via their proven, reliable platform operating on private on-premise and leading cloud technology infrastructure.

Forward-Looking Statements

The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “continue,” “outlook,” “progressing,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CoreCard Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue
Services	$14,756	$11,795
Products	--	12,489
Total net revenue	14,756	24,284
Cost of revenue
Services	9,804	7,456
Products	--	--
Total cost of revenue	9,804	7,456
Expenses
Marketing	69	66
General and administrative	1,549	1,685
Development	1,514	3,324
Income from operations	1,820	11,753
Investment income (loss)	(241)	(103)
Other income, net	90	37
Income before income taxes	1,669	11,687
Income taxes	413	3,017
Net income	$1,256	$8,670
Earnings per share:
Basic	$0.15	$1.00
Diluted	$0.15	$1.00
Basic weighted average common shares outstanding	8,502,735	8,655,529
Diluted weighted average common shares outstanding	8,531,541	8,685,698

CoreCard Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

As of	March 31, 2023	December 31, 2022
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$21,692	$20,399
Marketable securities	5,054	4,973
Accounts receivable, net	14,012	13,220
Other current assets	3,449	3,729
Total current assets	44,207	42,321
Investments	4,885	5,180
Property and equipment, at cost less accumulated depreciation	12,056	12,006
Other long-term assets	3,422	3,725
Total assets	$64,570	$63,232
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,592	$2,011
Deferred revenue, current portion	1,745	1,094
Accrued payroll	1,523	1,888
Accrued expenses	826	525
Other current liabilities	2,282	2,025
Total current liabilities	7,968	7,543
Noncurrent liabilities:
Deferred revenue, net of current portion	414	473
Deferred tax liability	445	472
Long-term lease obligation	1,740	1,981
Total noncurrent liabilities	2,599	2,926
Stockholders’ equity:
Common stock, $0.01 par value: Authorized shares - 20,000,000;
Issued shares – 9,010,119 at March 31, 2023 and December 31, 2022 respectively;
Outstanding shares – 8,502,735 at March 31, 2023 and December 31, 2022	90	90
Additional paid-in capital	16,471	16,471
Treasury stock, 507,384 shares at March 31, 2023 and December 31, 2022, respectively, at cost	(16,662)	(16,662)
Accumulated other comprehensive loss	(77)	(61)
Accumulated income	54,181	52,925
Total stockholders’ equity	54,003	52,763
Total liabilities and stockholders’ equity	$64,570	$63,232

For further information, call
Matt White, 770-564-5504 or
email to matt@corecard.com